EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statements on Form S-8 (No. 033-54163, No.033-61305, No. 333-27121, No. 333-31366, No. 333-91682, No. 333-107193, and No. 333-107690) of HNI Corporation (formerly HON INDUSTRIES Inc.) of our report dated February 23, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 23, 2005 relating to the financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 28, 2005